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                        INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Post-Effective Amendment No. 17 to Registration Statement No. 033-57732 on Form N-1A (the "Registration Statement") of our report dated February 5, 1999, appearing in the Annual Report of the WM Variable Trust for the period ended December 31, 1998, and our report dated December 11, 1998 appearing in the Annual Report of WM Trust I which includes the WM High Yield Fund, for the period ended October 31, 1998, and to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Counsel and Independent Accountants" and "Financial Statements" in the Statement of Additional Information, which is part of such Registration Statement.




/s/ Deloitte & Touche LLP

San Francisco, California
April 28, 1999